CERTIFICATE OF AMENDMENT
                                      TO
                         CERTIFICATE OF INCORPORATION
                                      OF
                          CLASSIC VIDEO THEATRE, INC.

         Classic Video Theatre, Inc. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: By the unanimous consent of the Directors of the Company, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said Company, declaring said amendment to be advisable and seeking the consent of the majority of the stockholders of said Company to adopt such amendment to the Certificate of Incorporation, pursuant to Sections 228 and 242 of the Delaware General Corporation Law. The resolutions setting forth the proposed amendment is as follows:

                  RESOLVED, that ARTICLE I of the Certificate of Incorporation of the Company be amended in its entirety to read as follows:

                  The name of this corporation is SEATON GROUP, INC.

                  RESOLVED, that ARTICLE IV be amended to read as follows:

                  The total number of shares of all classes of capital stock which the Corporation has the authority to issue is 68,000,000 shares, par value $.001 per share.

                  Effective as of the effective date of this Amendment, each twenty (20) shares of Common stock, $.001 par value per share, outstanding before the effective date of the Amendment will be changed into one (1) fully paid and nonassessable share of Common Stock, $.001 par value per share; and that after the effective date of this Amendment, each holder of record of one or more certificates representing shares of the old Common Stock shall be entitled to receive one or more certificates representing the proportionate number of shares of new Common Stock on surrender of a stockholder's old certificates for cancellation. If a stockholder shall be entitled to a number of new shares of Common Stock which is not a whole number, then the number of the new shares of Common Stock issued to the Stockholder shall be rounded upward to the nearest whole number.

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         SECOND: that a majority of the Stockholders have given their written consent to the above amendments in lieu of a meeting in accordance with the provisions of Section 228 of the Delaware General Corporation Law;

         THIRD: that the aforesaid amendment shall be duly adopted in accordance with the applicable Section 242 and 228 of the Delaware General Corporation Law.

         FOURTH: that this amendment shall become effective upon its filing in the office of the Secretary of State of the State of Delaware, and therefore being, the record date of one (1) for twenty (20) (1:20) reverse split of the Company's issued and outstanding shares of Common Stock.

         IN WITNESS WHEREOF, the Company has caused its corporate seal to be hereunto affixed and this Certificate to be signed by its President and Secretary, this 2 day of May, 1996.

                                         CLASSIC VIDEO THEATRE, INC.,

                                         a Delaware corporation

                                         By:
                                             --------------------------------
                                         Its:  President

                                         By:
                                             --------------------------------
                                         Its:  Secretary